UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31, 2008

CYALUME TECHNOLOGIES HOLDINGS, INC..
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52247	20-3200738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Windsor Street , West Springfield MA	01089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (413) 858-2500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation

On December 31, 2008, Cyalume Technologies Holdings, Inc. (formerly known as Vector Intersect Security Acquisition Corp.) (the “Company”), entered into an unsecured promissory note (the “Note”) in the principal amount of $1,818,065 in favor of Rodman Principal Investments, LLC (“RPI”).  The Note bears interest at the rate of 8% per annum and matures June 30, 2014.  The Company will pay accrued interest on the Note quarterly, commencing March 31, 2009, by the addition of such accrued interest amount to the principal amount outstanding.

The terms of the Note include customary events of default, including, but not limited to (i) the failure of the Company to pay any amount due and owing under the Note if such failure shall continue unremedied for a period of three business days, (ii) the failure of the Company to observe or perform any covenant, condition or agreement contained in the Note if such failure shall remain unremedied for 30 days after written notice thereof to the Company and (iii) the commencement of preceding under the federal bankruptcy code seeking relief in respect of the Company, the appointment of a receiver or the winding-up of the Company.  Upon the occurrence of an event of default, the holder of the Note may declare all amounts then outstanding immediately due and payable and increase the rate of interest by 2% automatically and without notice.

Upon issuance of the Note and in consideration therefor, Rodman transferred 93,750 of the Company’s common stock to the Company (which were issued to Rodman on December 19, 2008 in connection with the closing of the acquisition by the Company of Cyalume Technologies, Inc.), which shall be held as treasury stock.  The initial principal balance of the Note represents all amounts due and payable by the Company to Rodman as of the date of issuance.  A copy of the Note is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Unsecured Promissory Note dated December 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2009	CYALUME TECHNOLOGIES HOLDINGS, INC.

	By:	/s/ Derek Dunaway
Derek Dunaway
Chief Executive Officer & President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Unsecured Promissory Note dated December 31, 2008